Exhibit 12

DIRECTOR OTHER STOCK-BASED AWARD AGREEMENT

PURSUANT TO THE

EVERYWARE GLOBAL, INC. 2013 OMNIBUS INCENTIVE COMPENSATION PLAN

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Participant:

Grant Date:

Number of Shares of

Common Stock Granted:

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THIS DIRECTOR OTHER STOCK-BASED AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between EveryWare Global, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the EveryWare Global, Inc. 2013 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee;

WHEREAS, pursuant to Section 10.1 of the Plan, the Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in shares of Common Stock, including shares of Common Stock not subject to restrictions or conditions; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant the shares of Common Stock provided herein to the Participant as partial compensation for Participant’s service on the Company’s Board of Directors during the calendar year ended December 31, 2013.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Common Stock Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Common Stock specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement. The Participant shall have all the rights of a stockholder in respect of the shares underlying this Award effective as of the Grant Date.

3. Vesting. The Common Stock subject to this grant shall be fully vested as of the Grant Date.

4. Dividends and Other Distributions; Voting. Participant shall be entitled to receive all dividends and other distributions paid with respect to the shares of Common Stock received under this Agreement as of the Grant Date.

5. Transferability. Subject to applicable law, the shares of Common Stock and any rights and interests with respect thereto, issued under this Agreement and the Plan, are fully transferable as of the Grant Date.

6. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

7. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Common Stock and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder at the discretion of the Committee.

8. Section 83(b). The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

9. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Administrative Officer, General Counsel and Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11. No Right to Employment or Continued Service on the Board of Directors. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service on the Board of Directors (as applicable) at any time, for any reason and with or without Cause.

12. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data or information related to the Common Stock awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

13. Compliance with Laws. The issuance of the Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.

14. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Common Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

16. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of Common Stock made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; and (c) no past grants or awards (including, without limitation, the Common Stock awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EVERYWARE GLOBAL, INC.

By:
Name:
Title:

PARTICIPANT

Name:

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